EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Chief Financial Officer
(248) 312-2000

Flagstar Reports Second Quarter 2014 Results

Net income of $25.5 million, or $0.33 per diluted share

Improved net interest income and gain on loan sales

Increased mortgage rate lock commitments and loan origination volume

Continued focus on expense management

TROY, Mich. (July 22, 2014) - Flagstar Bancorp, Inc. (NYSE:FBC) ("the Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today reported a second quarter 2014 net income applicable to common stockholders of $25.5 million, or $0.33 per (diluted) share, as compared to net loss of $78.9 million in the first quarter 2014, or $1.51 loss per share, and net income of $65.8 million in the second quarter 2013, or $1.10 earnings per (diluted) share. Book value per common share increased to $19.90 at June 30, 2014, as compared to $19.29 at March 31, 2014 and $17.66 at June 30, 2013.

"Our second quarter results reflect the continued enhancements, that we began in 2013, to put the bank in a position to be profitable," said Sandro DiNello, the Company’s President and Chief Executive Officer. "During the second quarter, net interest income increased to $62.4 million and net gain on loan sales increased to $54.8 million, while noninterest income increased to $102.5 million and noninterest expense decreased to $121.4 million."

Mr. DiNello continued, "We continue to focus on controlling our noninterest expense in the current mortgage environment and are managing expenses in order to be profitable in any origination environment. While we are pleased with these results, this quarter brought two changes that impacted pretax income by approximately $20 million, albeit favorably. Overall, we are encouraged by our progress, especially as it relates to our growth in net interest income and net gain on sale income, as well as our continued expense discipline."

Net Interest Income

Second quarter 2014 net interest income increased to $62.4 million, as compared to $58.2 million for the first quarter 2014 and $47.1 million for the second quarter 2013. Of the $4.2 million net increase from the prior quarter,

$4.6 million was attributable to an increase in volume of average net interest earning assets. This increase was partially offset by higher funding costs. Net interest margin for the Bank increased to 3.06 percent for second quarter 2014, as compared to 3.05 percent for the first quarter 2014 and 1.72 percent for the second quarter 2013.

Interest income increased by $5.6 million from the first quarter 2014, primarily driven by loan growth. The average yield on interest-earnings assets increased slightly to 3.43 percent for the second quarter 2014, as compared to 3.39 percent for the first quarter 2014 and 3.01 percent for the second quarter 2013.

Interest expense increased slightly from the first quarter 2014, primarily from deposit growth. The average cost of funds for the second quarter 2014 was 0.56 percent, as compared 0.52 percent for the first quarter 2014 and 1.58 percent for the second quarter 2013. The average cost of total deposits increased to 0.53 percent for the second quarter 2014, as compared to 0.46 percent for the first quarter 2014 and decreased from 0.75 percent for the second quarter 2013. This increase in cost was primarily attributable to a slightly more aggressive deposit pricing strategy.

Noninterest Income

Second quarter 2014 noninterest income increased to $102.5 million, as compared to $75.0 million for the first quarter 2014 and $220.0 million for the second quarter 2013.

Other noninterest income increased to $7.6 million for the second quarter 2014, as compared to a loss of $14.5 million for the first quarter 2014 and decreased from income of $44.8 million for the second quarter 2013. The increase from the prior quarter was primarily due to negative fair value adjustments in the first quarter 2014.

Loan fees and charges increased to $25.3 million for the second quarter 2014, as compared to $12.3 million for the first quarter 2014 and decreased from $29.9 million for the second quarter 2013. The increase from the prior quarter was primarily due to an unanticipated $10.0 million benefit from a contract renegotiation.

Second quarter 2014 net gain on loan sales increased to $54.8 million, as compared to $45.3 million for the first quarter 2014 and decreased from $144.8 million for the second quarter 2013. The increase from the prior quarter primarily reflects an increase in fallout-adjusted mortgage rate lock commitments. The benefit from the increase in fallout adjusted mortgage rate lock commitments was partially offset by a margin decrease. The net gain on loan sale margin (based on the amount of fallout-adjusted locks) decreased to 0.82 percent for the second quarter 2014, as compared to 0.93 percent for the first quarter 2014 and 1.47 percent for the second quarter 2013, due to a reduction in production base margin and hedge costs.

Gain on loan sale income is driven by rate lock commitments net of estimated cancellations, or "fallout-adjusted locks," as the Company uses fair value accounting to account for the majority of its mortgage business. Fallout-adjusted locks were $6.7 billion for the second quarter 2014, a 37.9 percent increase from the first quarter 2014.

Net transaction costs on sales of mortgage servicing rights ("MSRs") decreased to an expense of $2.7 million for the second quarter 2014, as compared to income of $3.6 million for the first quarter 2014 and an expense of $4.3 million for the second quarter 2013. The decrease from the prior quarter was primarily due to the first quarter 2014 release of holdback reserves on sales completed in prior periods.

Loan administration income (including off-balance sheet hedges of mortgage servicing rights) decreased to $13.9 million for the second quarter 2014, as compared to $19.6 million for the first quarter 2014 and $36.2 million for the second quarter 2013. The decrease was due to negative mortgage servicing rights fair value adjustments.
Noninterest Expense

Noninterest expense was $121.4 million for the second quarter 2014, as compared to $139.3 million for the first quarter 2014 and $174.4 million for the second quarter 2013.

Compensation and benefits decreased to $55.2 million for the second quarter 2014, as compared to $65.6 million for the first quarter 2014 and $70.9 million for the second quarter 2013. The decrease from the prior quarter was primarily due to the effect of previously announced staff reductions that occurred during the first quarter 2014.

Second quarter 2014 legal and professional expenses decreased to income of $2.1 million, as compared to an expense of $13.9 million for the first quarter 2014 and an expense of $16.4 million for the second quarter 2013. The decrease from the prior quarter was primarily driven by a $10.0 million change due to the estimated timing of payments impacting the fair value of the liability associated with the Department of Justice settlement.

Credit-Related Costs and Asset Quality

At June 30, 2014, the Company's allowance for loan losses declined to $306.0 million, as compared to $307.0 million at March 31, 2014 and increased from $243.0 million at June 30, 2013. At June 30, 2014, the ratio of the allowance for loan losses to non-performing loans held-for-investment was 263.1 percent, as compared to 286.9 percent at March 31, 2014 and increased from 94.2 percent at June 30, 2013.

Provision for loan losses decreased to $6.2 million for the second quarter 2014, as compared to $112.3 million for the first quarter 2014 and $31.6 million for the second quarter 2013. The reduction was due in part to an increase during the first quarter 2014 related to increases in the loss emergence period on its residential loan portfolio and losses incurred due to reset risk on interest-only loans.

Net charge-offs for the second quarter 2014 decreased to $7.2 million, as compared to $12.3 million for the first quarter 2014 and $78.6 million for the second quarter 2013. The decrease from the prior quarter was primarily driven by a decrease in residential first mortgage loan charge-offs.

Total non-performing loans held-for-investment were $120.2 million at June 30, 2014, an increase as compared to $110.7 million at March 31, 2014 and a decrease from $257.9 million at June 30, 2013. The increase from the prior quarter was primarily driven by an increase in non-performing residential first mortgage loans. The ratio of non-performing loans held-for-investment to loans held-for-investment remained at 2.76 percent for both June 30, 2014 and March 31, 2014, as compared to 5.74 percent at June 30, 2013.

Real estate-owned and other non-performing assets increased slightly to $31.6 million at June 30, 2014, as compared to $31.1 million at March 31, 2014 and decreased from $86.4 million at June 30, 2013.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects an estimate of losses that may occur both on loans that have been sold or securitized into the secondary market and those currently in the repurchase pipeline, primarily with Fannie Mae and Freddie Mac. At June 30, 2014, the representation and warranty reserve was $50.0 million, as compared to $48.0 million at March 31, 2014 and $185.0 million at June 30, 2013. The provisions related to the representation and warranty reserve - change in estimate was $5.2 million for the second quarter 2014, as compared to a benefit of $1.7 million for the first quarter 2014 and a provision of $28.9 million for the second quarter 2013. Representation and warranty reserve - change in estimate increased $6.9 million from the first quarter 2014, which reflects the estimated impact of changes in the fair value of repurchased loans at time of repurchase.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which the Bank files claims with the Department of Housing and Urban Development ("HUD")) was $17.9 million for the second quarter 2014, as compared to $11.5 million for the first quarter 2014 and $15.9 million for the second quarter 2013. The increase from the prior quarter primarily resulted from higher expenses related to repurchased government insured loans.

Balance Sheet and Funding

Total assets increased to $9.9 billion at June 30, 2014, as compared to $9.6 billion at March 31, 2014. The increase from the prior quarter was due to an 8.4 percent increase in loans held-for-investment, primarily from warehouse and commercial and industrial loans. Investment securities available-for-sale also increased as cash was invested from the sale of residential first mortgage jumbo loans.

Total deposits increased to $6.6 billion at June 30, 2014, as compared to $6.3 billion at March 31, 2014. The increase from the prior quarter was primarily due to an increase in branch retail savings accounts, which increased $186.4 million.

At June 30, 2014, the Company had $202.5 million of cash on hand and interest-earning deposits, as compared to $219.2 million at March 31, 2014. The Bank maintains a line of credit with the Federal Home Loan Bank of Indianapolis ("FHLBI") under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At June 30, 2014, the Bank had borrowings outstanding from the FHLBI of $1.0 billion and an additional $1.8 billion of collateralized borrowing capacity available at the FHLBI. The Company also had $1.6 billion of investment securities available-for-sale at June 30, 2014, which could serve as a further source of liquidity.

Capital

The Bank's regulatory capital ratios remain above current regulatory quantitative guidelines for "well-capitalized" institutions. At June 30, 2014, the Bank had a Tier 1 leverage ratio of 12.52 percent, as compared to 12.44 percent at March 31, 2014. At June 30, 2014, the Company had an equity-to-assets ratio of 13.95 percent.

Beginning January 2015, the Company and the Bank each becomes subject, on a phased-in basis, to the Basel III regulatory capital requirements that replace the current capital requirements. Assuming that the Basel III requirements were fully applicable at June 30, 2014, the Bank’s pro forma Basel III Tier 1 leverage ratio would be 11.44 percent at June 30, 2014 (see Non-GAAP reconciliation).

Senior Management Addition

The Company is pleased to announce that Stephen Figliuolo recently joined the Bank and will serve as Chief Risk Officer, subject to regulatory approval. Mr. Figliuolo will be responsible for managing the office of Enterprise Risk Management, which oversees credit risk, operations risk, modeling and analytics, mortgage risk and loan review operations.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Wednesday, July 23, 2014 from 11 a.m. until noon (Eastern).

It is preferred that questions are emailed in advance to investors@flagstar.com, or they may be asked during the conference call.

To join the call, please dial (866) 952-1908 toll free or (785) 424-1827, and use passcode: 222687. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five business days by calling (888) 348-4629 toll free or (719) 884-8882, using passcode: 222687.

The conference call will also be available as a live audio cast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation accompanying the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. ("Flagstar") is the holding company for Flagstar Bank, FSB, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $9.9 billion in total assets at June 30, 2014, Flagstar is the largest bank headquartered in Michigan. Flagstar operates 106 banking centers, all of which are located in Michigan and 32 home lending centers in 18 states, which primarily originate one-to-four family residential first mortgage loans. Originating loans nationwide, Flagstar is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, the suspension of dividend payments on preferred stock, the deferral of interest payment on trust preferred securities, the result of improvements to the Company's servicing processes, the Company's strategy for its servicing business and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Form 10-K and Forms 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; our compliance with the Supervisory Agreement with the Board of Governors of the Federal Reserve System and the Consent Order with the Office of the Comptroller of the Currency. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Assets	(Unaudited)	(Unaudited)		(Unaudited)
Cash and cash equivalents
Cash and cash items	$67,924	$56,968	$55,913	$51,252
Interest-earning deposits	134,611	162,229	224,592	2,653,191
Total cash and cash equivalents	202,535	219,197	280,505	2,704,443
Investment securities available-for-sale or trading	1,605,805	1,207,430	1,045,548	142,969
Loans held-for-sale	1,342,611	1,673,763	1,480,418	2,331,458
Loans repurchased with government guarantees	1,217,721	1,266,702	1,273,690	1,509,365
Loans held-for-investment, net
Loans held-for-investment	4,359,293	4,019,871	4,055,756	4,491,153
Less: allowance for loan losses	(306,000)	(307,000)	(207,000)	(243,000)
Total loans held-for-investment, net	4,053,293	3,712,871	3,848,756	4,248,153
Mortgage servicing rights	289,185	320,231	284,678	729,019
Repossessed assets, net	31,579	31,076	36,636	86,382
Federal Home Loan Bank stock	209,737	209,737	209,737	301,737
Premises and equipment, net	235,202	233,195	231,350	227,771
Net deferred tax asset	435,217	451,392	414,681	—
Other assets	310,229	285,759	301,302	453,720
Total assets	$9,933,114	$9,611,353	$9,407,301	$12,735,017
Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$1,081,026	$983,348	$930,060	$1,181,226
Interest bearing	5,562,883	5,326,953	5,210,266	6,288,841
Total deposits	6,643,909	6,310,301	6,140,326	7,470,067
Federal Home Loan Bank advances	1,031,705	1,125,000	988,000	2,900,000
Long-term debt	345,157	349,145	353,248	367,415
Representation and warranty reserve	50,000	48,000	54,000	185,000
Other liabilities	476,669	427,627	445,853	558,800
Total liabilities	8,547,440	8,260,073	7,981,427	11,481,282
Stockholders' Equity
Preferred stock	266,657	266,657	266,174	263,277
Common stock	562	562	561	561
Additional paid in capital	1,480,321	1,479,459	1,479,265	1,477,484
Accumulated other comprehensive income (loss)	6,821	(1,197)	(4,831)	988
Accumulated deficit	(368,687)	(394,201)	(315,295)	(488,575)
Total stockholders' equity	1,385,674	1,351,280	1,425,874	1,253,735
Total liabilities and stockholders' equity	$9,933,114	$9,611,353	$9,407,301	$12,735,017

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest Income
Loans	$61,910	$58,668	$81,731	$120,579	$173,680
Investment securities available-for-sale or trading	9,885	7,538	1,838	17,423	3,932
Interest-earning deposits and other	118	145	1,489	262	2,435
Total interest income	71,913	66,351	85,058	138,264	180,047
Interest Expense
Deposits	7,239	5,988	12,148	13,227	25,656
Federal Home Loan Bank advances	600	534	24,171	1,134	48,332
Other	1,649	1,628	1,643	3,277	3,295
Total interest expense	9,488	8,150	37,962	17,638	77,283
Net interest income	62,425	58,201	47,096	120,626	102,764
Provision for loan losses	6,150	112,321	31,563	118,471	51,978
Net interest income (loss) after provision for loan losses	56,275	(54,120)	15,533	2,155	50,786
Noninterest Income
Loan fees and charges	25,301	12,311	29,916	37,611	63,276
Deposit fees and charges	5,279	4,764	5,193	10,042	10,339
Net gain on loan sales	54,756	45,342	144,791	100,100	282,331
Loan administration	13,915	19,584	36,157	33,499	56,513
Net transactions costs on sales of mortgage servicing rights	(2,726)	3,583	(4,264)	857	(8,483)
Net gain on sale of assets	3,537	2,216	1,064	5,752	2,022
Total other-than-temporary impairment (loss) gain	—	—	(8,789)	—	(8,789)
Loss recognized in other comprehensive income before taxes	—	—	—	—	—
Net impairment losses recognized in earnings	—	—	(8,789)	—	(8,789)
Representation and warranty reserve - change in estimate	(5,226)	1,672	(28,940)	(3,554)	(46,336)
Other noninterest income (loss)	7,648	(14,519)	44,831	(6,871)	54,029
Total noninterest income	102,484	74,953	219,959	177,436	404,902
Noninterest Expense
Compensation and benefits	55,218	65,572	70,935	120,788	148,144
Commissions	8,532	7,220	15,402	15,752	32,863
Occupancy and equipment	19,383	20,410	22,198	39,793	41,574
Asset resolution	17,934	11,508	15,921	29,442	32,366
Federal insurance premiums	6,758	5,010	7,791	11,769	19,031
Loan processing expense	8,199	7,735	15,389	15,934	32,500
Legal and professional expense	(2,062)	13,902	16,390	11,840	45,229
Other noninterest expense	7,391	7,895	10,371	15,286	19,279
Total noninterest expense	121,353	139,252	174,397	260,604	370,986

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Income (loss) before income taxes	37,406	(118,419)	61,095	(81,013)	84,702
Provision (benefit) for income taxes	11,892	(39,996)	(6,108)	(28,104)	(6,108)
Net income (loss)	25,514	(78,423)	67,203	(52,909)	90,810
Preferred stock dividend/accretion	—	(483)	(1,449)	(483)	(2,887)
Net income (loss) applicable to common stockholders	$25,514	$(78,906)	$65,754	$(53,392)	$87,923
Income (loss) per share
Basic	$0.33	$(1.51)	$1.11	$(1.17)	$1.44
Diluted	$0.33	$(1.51)	$1.10	$(1.17)	$1.43

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Mortgage loans originated (1)	$5,950,650	$4,866,631	$10,882,129	$10,817,280	$23,305,492
Other loans originated	$131,602	$172,305	$67,763	$303,908	$142,503
Mortgage loans sold and securitized	$6,029,817	$4,474,287	$11,123,821	$10,504,104	$23,946,700
Interest rate spread - bank only (2)	2.95%	2.96%	1.46%	2.96%	1.55%
Net interest margin - bank only (3)	3.06%	3.05%	1.72%	3.05%	1.81%
Interest rate spread - consolidated (2)	2.87%	2.87%	1.43%	2.87%	1.52%
Net interest margin - consolidated (3)	2.98%	2.97%	1.66%	2.97%	1.75%
Average common shares outstanding	56,230,458	56,194,184	56,053,922	56,212,422	56,014,126
Average fully diluted shares outstanding	56,822,102	56,194,184	56,419,163	56,212,422	56,417,122
Average interest-earning assets	$8,366,703	$7,829,814	$11,311,945	$8,099,742	$11,691,470
Average interest paying liabilities	$6,795,144	$6,363,459	$9,642,543	$6,580,494	$9,988,671
Average stockholders' equity	$1,381,948	$1,444,741	$1,238,787	$1,413,192	$1,206,563
Return on average assets	1.04%	(3.39)%	2.03%	(1.12)%	1.32%
Return on average equity	7.38%	(21.85)%	21.23%	(7.56)%	14.57%
Efficiency ratio	73.6%	104.6%	65.3%	87.4%	73.1%
Efficiency ratio (adjusted) (4)	71.3%	91.3%	68.8%	80.8%	72.4%
Equity-to-assets ratio (average for the period)	14.12%	15.52%	9.56%	14.80%	9.06%
Charge-offs to average LHFI (5)	0.78%	1.36%	6.96%	1.07%	4.88%
Charge-offs, to average LHFI adjusted (5)(6)	0.78%	1.11%	3.56%	0.94%	3.24%

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Book value per common share	$19.90	$19.29	$20.66	$17.66
Number of common shares outstanding	56,238,925	56,221,056	56,138,074	56,077,528
Mortgage loans subserviced for others	$43,103,393	$39,554,373	$40,431,865	$—
Mortgage loans serviced for others	$25,342,335	$28,998,897	$25,743,396	$68,320,534
Weighted average service fee (basis points)	29.2	28.5	28.7	29.5
Capitalized value of mortgage servicing rights	1.14%	1.10%	1.11%	1.07%
Mortgage servicing rights to Tier 1 capital (4)	24.3%	28.1%	22.6%	52.4%
Ratio of allowance for loan losses to non-performing LHFI (5)	263.1%	286.9%	145.9%	94.2%
Ratio of allowance for loan losses to LHFI (5)	7.41%	8.11%	5.42%	5.75%
Ratio of non-performing assets to total assets (bank only)	1.54%	1.49%	1.95%	2.71%
Equity-to-assets ratio	13.95%	14.06%	15.16%	9.84%
Number of bank branches	106	106	111	111
Number of loan origination centers	32	33	39	40
Number of FTE employees (excluding loan officers and account executives)	2,481	2,483	2,894	3,418
Number of loan officers and account executives	260	315	359	341

(1)	Includes residential first mortgage and second mortgage loans.

(2)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(3)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(4)	See Non-GAAP reconciliation.

(5)	Excludes loans carried under the fair value option.

(6)
Excludes charge-offs of $2.3 million related to the sale of non-performing loans and TDR, during both the three months ended March 31, 2014 and the six months ended June 30, 2014, and $38.3 million of charge-offs related to the sale of non-performing and TDR loans during both the three and six months ended June 30, 2013, respectively.

Regulatory Capital
(Dollars in thousands)
(Unaudited)

	June 30, 2014		March 31, 2014		December 31, 2013		June 30, 2013
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,188,936	12.52%	$1,139,810	12.44%	$1,257,608	13.97%	$1,390,582	11.00%
Total adjusted tangible asset base	$9,493,531		$9,160,924		$9,004,904		$12,646,776
Tier 1 capital (to risk weighted assets) (1)	$1,188,936	23.75%	$1,139,810	23.62%	$1,257,608	26.82%	$1,390,582	23.73%
Total capital (to risk weighted assets) (1)	1,254,445	25.05%	1,203,098	24.93%	1,317,964	28.11%	1,465,860	25.01%
Risk weighted asset base	$5,006,897		$4,826,024		$4,688,545		$5,861,221

(1)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

Loan Originations (Dollars in thousands) (Unaudited)
	Three Months Ended
	June 30, 2014		March 31, 2014		June 30, 2013
Consumer loans
Mortgage (1)	$5,950,650	97.8%	$4,866,631	96.6%	$10,882,129	99.4%
Other consumer (2)	20,262	0.3%	17,600	0.3%	11,659	0.1%
Total consumer loans	5,970,912	98.2%	4,884,231	96.9%	10,893,788	99.5%
Commercial loans (3)	111,340	1.8%	154,705	3.1%	56,104	0.5%
Total loan originations	$6,082,252	100.0%	$5,038,936	100.0%	$10,949,892	100.0%

	Six Months Ended
	June 30, 2014		June 30, 2013
Consumer loans
Mortgage (1)	$10,817,280	97.3%	$23,305,492	99.4%
Other consumer (2)	37,862	0.3%	20,212	0.1%
Total consumer loans	10,855,142	97.6%	23,325,704	99.5%
Commercial loans (3)	266,046	2.4%	122,291	0.5%
Total loan originations	$11,121,188	100.0%	$23,447,995	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: Warehouse lending, HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	June 30, 2014		March 31, 2014		December 31, 2013		June 30, 2013
Consumer loans
Residential first mortgage	$2,352,965	53.9%	$2,348,691	58.4%	$2,508,968	61.9%	$2,627,979	58.5%
Second mortgage	157,772	3.6%	164,627	4.1%	169,525	4.2%	180,802	4.0%
Warehouse lending	683,258	15.7%	408,874	10.2%	423,517	10.4%	676,454	15.1%
HELOC	268,655	6.2%	273,454	6.8%	289,880	7.1%	321,576	7.2%
Other	33,364	0.8%	34,875	0.9%	37,468	0.9%	42,293	0.9%
Total consumer loans	3,496,014	80.2%	3,230,521	80.4%	3,429,358	84.5%	3,849,104	85.7%
Commercial loans
Commercial real estate	523,006	12.0%	512,994	12.7%	408,870	10.1%	476,500	10.6%
Commercial and industrial	330,256	7.6%	266,176	6.6%	207,187	5.1%	160,259	3.6%
Commercial lease financing	10,017	0.2%	10,180	0.3%	10,341	0.3%	5,290	0.1%
Total commercial loans	863,279	19.8%	789,350	19.6%	626,398	15.5%	642,049	14.3%
Total loans held-for-investment	$4,359,293	100.0%	$4,019,871	100.0%	$4,055,756	100.0%	$4,491,153	100.0%

Residential Loans Serviced
(Dollars in thousands)
(Unaudited)

	June 30, 2014		March 31, 2014		December 31, 2013		June 30, 2013
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$4,068,682	26,614	$4,481,592	28,072	$4,375,009	$28,069	$5,389,033	32,505
Serviced for others	25,342,335	127,409	28,998,897	146,339	25,743,396	131,413	68,320,534	342,971
Subserviced for others (2)	43,103,393	212,927	39,554,373	195,448	40,431,867	198,256	—	—
Total residential loans serviced (2)	$72,514,410	366,950	$73,034,862	369,859	$70,550,272	357,738	$73,709,567	375,476

(1)	Includes both loans held-for-investment (residential first mortgage, second mortgage and HELOC) and loans-held-for-sale (residential first mortgage).

(2)	Does not include temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights.

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Beginning balance	$307,000	$207,000	$290,000	$207,000	$305,000
Provision for loan losses	6,150	112,321	31,563	118,471	51,978
Charge-offs
Consumer loans
Residential first mortgage	(5,603)	(10,863)	(63,099)	(16,466)	(88,791)
Second mortgage	(1,145)	(1,068)	(2,033)	(2,213)	(3,988)
HELOC	(1,055)	(2,689)	(812)	(3,744)	(2,873)
Other	(479)	(461)	(587)	(940)	(1,286)
Total consumer loans	(8,282)	(15,081)	(66,531)	(23,363)	(96,938)
Commercial loans
Commercial real estate	(1,789)	—	(21,350)	(1,789)	(34,512)
Total charge-offs	(10,071)	(15,081)	(87,881)	(25,152)	(131,450)
Recoveries
Consumer loans
Residential first mortgage	458	1,116	6,687	1,574	12,040
Second mortgage	95	84	87	179	477
HELOC	62	49	457	111	562
Other	370	320	(80)	690	374
Total consumer loans	985	1,569	7,151	2,554	13,453
Commercial loans
Commercial real estate	1,896	1,115	2,159	3,011	4,002
Commercial and industrial	40	29	8	69	17
Commercial lease financing	—	47	—	47	—
Total commercial loans	1,936	1,191	2,167	3,127	4,019
Total recoveries	2,921	2,760	9,318	5,681	17,472
Charge-offs, net of recoveries	(7,150)	(12,321)	(78,563)	(19,471)	(113,978)
Ending balance	$306,000	$307,000	$243,000	$306,000	$243,000
Net charge-off ratio (annualized) (1)	0.78%	1.36%	6.96%	1.07%	4.88%
Net charge-off ratio, adjusted (annualized) (1)(2)	0.78%	1.11%	3.56%	0.94%	3.24%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $2.3 million related to the sale of non-performing loans and TDR during both the three months ended March 31, 2014 and six months ended June 30, 2014, and $38.3 million during both the three and six months ended June 30, 2013, respectively.

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Balance, beginning of period	$48,000	$54,000	$185,000	$54,000	$193,000
Provision
Charged to gain on sale for current loan sales	1,734	1,229	5,052	2,963	10,870
Charged to representation and warranty reserve - change in estimate	5,226	(1,672)	28,940	3,554	46,336
Total	6,960	(443)	33,992	6,517	57,206
Charge-offs, net	(4,960)	(5,557)	(33,992)	(10,517)	(65,206)
Balance, end of period	$50,000	$48,000	$185,000	$50,000	$185,000

Composition of Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

June 30, 2014	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$162,272	$86,918	$249,190
Second mortgage	7,561	6,094	13,655
Warehouse lending	2,557	—	2,557
HELOC	12,313	1,753	14,066
Other	2,030	—	2,030
Total consumer loans	186,733	94,765	281,498
Commercial loans
Commercial real estate	19,266	—	19,266
Commercial and industrial	5,096	—	5,096
Commercial lease financing	140	—	140
Total commercial loans	24,502	—	24,502
Total allowance for loan losses	$211,235	$94,765	$306,000

March 31, 2014	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$175,082	$81,209	$256,291
Second mortgage	8,830	4,625	13,455
Warehouse lending	1,465	—	1,465
HELOC	11,331	262	11,593
Other	1,438	—	1,438
Total consumer loans	198,146	86,096	284,242
Commercial loans
Commercial real estate	18,029	102	18,131
Commercial and industrial	4,477	—	4,477
Commercial lease financing	150	—	150
Total commercial loans	22,656	102	22,758
Total allowance for loan losses	$220,802	$86,198	$307,000

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Non-performing loans	$86,373	$84,387	$98,976	$161,725
Non-performing TDRs	17,596	11,645	25,808	24,025
Non-performing TDRs at inception but performing for less than six months	16,193	14,717	20,901	72,186
Total non-performing loans held-for-investment	120,162	110,749	145,685	257,936
Real estate and other non-performing assets, net	31,579	31,076	36,636	86,382
Non-performing assets held-for-investment, net (1)	$151,741	$141,825	$182,321	$344,318

Ratio of non-performing assets to total assets (Bank only)	1.54%	1.49%	1.95%	2.71%
Ratio of non-performing loans held-for-investment to loans held-for-investment	2.76%	2.76%	3.59%	5.74%
Ratio of non-performing assets to loans held-for-investment and repossessed assets	3.46%	3.50%	4.46%	7.52%

(1)	Does not include non-performing loans held-for-sale of $6.0 million, $6.9 million, $0.8 million and $3.4 million at June 30, 2014, March 31, 2014, December 31, 2013 and June 30, 2013, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
June 30, 2014
Consumer loans	$42,840	$8,978	$120,162	$171,980	$3,496,014
Commercial loans	—	—	—	—	863,279
Total loans	$42,840	$8,978	$120,162	$171,980	$4,359,293
March 31, 2014
Consumer loans	$49,301	$15,497	$108,983	$173,781	$3,230,521
Commercial loans	2,130	—	1,766	3,896	789,350
Total loans	$51,431	$15,497	$110,749	$177,677	$4,019,871
December 31, 2013
Consumer loans	$41,013	$20,732	$144,185	$205,930	$3,429,358
Commercial loans	—	—	1,500	1,500	626,398
Total loans	$41,013	$20,732	$145,685	$207,430	$4,055,756
June 30, 2013
Consumer loans	$60,872	$13,421	$194,151	$268,444	$3,849,104
Commercial loans	188	22,736	63,785	86,709	642,049
Total loans	$61,060	$36,157	$257,936	$355,153	$4,491,153

Troubled Debt Restructurings
(Dollars in thousands)
(Unaudited)

	TDRs
	Performing	Non-performing	Non-performing TDRs at inception but performing for less than six months	Total
June 30, 2014
Consumer loans	$371,562	$17,596	$16,193	$405,351
Commercial loans	432	—	—	432
Total TDRs	$371,994	$17,596	$16,193	$405,783
March 31, 2014
Consumer loans	$374,277	$11,645	$14,717	$400,639
Commercial loans	446	—	—	446
Total TDRs	$374,723	$11,645	$14,717	$401,085
December 31, 2013
Consumer loans	$382,529	$25,808	$20,901	$429,238
Commercial loans	456	—	—	456
Total TDRs	$382,985	$25,808	$20,901	$429,694
June 30, 2013
Consumer loans	$451,097	$24,025	$71,951	$547,073
Commercial loans	—	—	235	235
Total TDRs	$451,097	$24,025	$72,186	$547,308

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2014		March 31, 2014		June 30, 2013
Description
Valuation gain (loss)
Value of interest rate locks	$29,698	0.49%	$11,024	0.25%	$(75,040)	(0.68)%
Value of forward sales	(31,534)	(0.52)%	(16,626)	(0.38)%	166,941	1.51%
Fair value of loans held-for-sale	126,399	2.10%	63,002	1.41%	(19,336)	(0.17)%
Total valuation gains (losses)	124,563	2.07%	57,400	1.28%	72,565	0.66%

Sales (losses) gains
Marketing (losses) gains, net of adjustments	(15,365)	(0.26)%	21,637	0.48%	28,753	0.25%
Pair-off (losses) gains	(52,708)	(0.87)%	(32,466)	(0.72)%	48,525	0.44%
Provision for representation and warranty reserve	(1,734)	(0.03)%	(1,229)	(0.03)%	(5,052)	(0.05)%
Total sales (losses) gains	(69,807)	(1.16)%	(12,058)	(0.27)%	72,226	0.64%
Total gain on loan sales and securitizations	$54,756		$45,342		$144,791
Total mortgage rate lock commitments (gross)	$8,187,881		$6,039,871		$12,353,000
Total loan sales and securitizations	$6,029,817	0.91%	$4,474,287	1.01%	$11,123,821	1.30%
Total mortgage rate lock commitments (fallout adjusted) (1)	$6,693,366	0.82%	$4,853,637	0.93%	$9,837,573	1.47%

	Six Months Ended
	June 30, 2014		June 30, 2013
Description
Valuation gain (loss)
Value of interest rate locks	$40,722	0.39%	$(110,367)	(0.46)%
Value of forward sales	(48,160)	(0.46)%	162,602	0.68%
Fair value of loans held-for-sale	189,402	1.80%	66,510	0.28%
Total valuation gains	181,964	1.73%	118,745	0.50%

Sales (losses) gains
Marketing gains, net of adjustments	6,273	0.06%	54,612	0.23%
Pair-off gains (losses)	(85,174)	(0.81)%	119,843	0.50%
Provision for representation and warranty reserve	(2,963)	(0.03)%	(10,870)	(0.05)%
Total sales gains	(81,864)	(0.78)%	163,585	0.68%
Total gain on loan sales and securitizations	$100,100		$282,330
Total mortgage rate lock commitments volume	$14,227,752		$24,495,000
Total loan sales and securitizations	$10,504,104	0.95%	$23,946,700	1.18%
Total mortgage rate lock commitments (fallout adjusted) (1)	$11,547,003	0.87%	$19,685,990	1.43%

(1)
Fallout adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout adjusted mortgage rate lock commitments.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2014			March 31, 2014			June 30, 2013
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$1,516,813	$15,783	4.16%	$1,297,118	$13,652	4.21%	$2,630,309	$22,202	3.38%
Loans repurchased with government guarantees	1,237,491	7,970	2.58%	1,269,781	7,943	2.50%	1,540,798	13,220	3.43%
Loans held-for-investment
Consumer loans (1)	3,084,197	30,829	3.99%	3,180,487	30,878	3.89%	3,845,503	39,230	4.08%
Commercial loans (1)	818,674	7,328	3.54%	683,623	6,195	3.62%	669,253	7,079	4.18%
Total loans held-for-investment	3,902,871	38,157	3.90%	3,864,110	37,073	3.84%	4,514,756	46,309	4.10%
Investment securities available-for-sale or trading	1,541,215	9,885	2.57%	1,173,304	7,538	2.57%	240,296	1,838	3.06%
Interest-earning deposits and other	168,313	118	0.28%	225,501	145	0.26%	2,385,786	1,489	0.25%
Total interest-earning assets	8,366,703	$71,913	3.43%	7,829,814	$66,351	3.39%	11,311,945	$85,058	3.01%
Other assets	1,417,105			1,478,014			1,649,000
Total assets	$9,783,808			$9,307,828			$12,960,945
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$426,458	$147	0.14%	$419,677	$144	0.14%	$395,137	$205	0.21%
Savings deposits	3,010,108	4,396	0.59%	2,871,553	3,331	0.47%	2,627,166	4,753	0.73%
Money market deposits	265,250	123	0.19%	280,221	126	0.18%	345,694	223	0.26%
Certificate of deposits	945,622	1,747	0.74%	986,968	1,812	0.74%	2,353,775	5,338	0.91%
Total retail deposits	4,647,438	6,413	0.55%	4,558,419	5,413	0.48%	5,721,772	10,519	0.74%
Government deposits
Demand deposits	155,286	153	0.39%	122,121	102	0.34%	114,707	115	0.40%
Savings deposits	301,243	397	0.53%	209,226	210	0.41%	169,122	122	0.29%
Certificate of deposits	341,767	276	0.32%	337,016	232	0.28%	413,177	457	0.44%
Total government deposits	798,296	826	0.41%	668,363	544	0.33%	697,006	694	0.40%
Wholesale deposits	—	—	—%	3,372	31	3.76%	73,910	935	5.07%
Total deposits	5,445,734	7,239	0.53%	5,230,154	5,988	0.46%	6,492,688	12,148	0.75%
Federal Home Loan Bank advances	1,100,437	600	0.22%	885,870	534	0.24%	2,901,102	24,171	3.34%
Other	248,973	1,649	2.66%	247,435	1,628	2.67%	248,753	1,643	2.65%
Total interest-bearing liabilities	6,795,144	9,488	0.56%	6,363,459	8,150	0.52%	9,642,543	37,962	1.58%
Other liabilities (2)	1,606,716			1,499,628			2,079,615
Stockholders' equity	1,381,948			1,444,741			1,238,787
Total liabilities and stockholder's equity	$9,783,808			$9,307,828			$12,960,945
Net interest-earning assets	$1,571,559			$1,466,355			$1,669,402
Net interest income		$62,425			$58,201			$47,096
Interest rate spread (3)			2.87%			2.87%			1.43%
Net interest margin (4)			2.98%			2.97%			1.66%
Ratio of average interest-earning assets to interest-bearing liabilities			123.1%			123.1%			117.3%

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

(3)	Interest rate spread is the difference between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

	Six Months Ended
	June 30, 2014			June 30, 2013
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate

Interest-Earning Assets
Loans held-for-sale	$1,407,572	$29,435	4.18%	$3,120,529	$49,010	3.14%
Loans repurchased with government guarantees	1,253,547	15,914	2.54%	1,656,872	28,225	3.41%
Loans held-for-investment
Consumer loans (1)	3,132,076	61,707	3.94%	3,990,157	81,914	4.12%
Commercial loans (1)	751,522	13,523	3.58%	683,681	14,531	4.23%
Total loans held-for-investment	3,883,598	75,230	3.87%	4,673,838	96,445	4.13%
Investment securities available-for-sale or trading	1,358,276	17,423	2.57%	294,112	3,932	2.67%
Interest-earning deposits and other	196,749	262	0.27%	1,946,119	2,435	0.25%
Total interest-earning assets	8,099,742	$138,264	3.41%	11,691,470	$180,047	3.08%
Other assets	1,447,412			1,633,267
Total assets	$9,547,154			$13,324,737
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$423,086	$291	0.14%	$391,820	$444	0.23%
Savings deposits	2,941,213	7,727	0.53%	2,472,870	9,033	0.74%
Money market deposits	272,694	249	0.18%	366,581	553	0.30%
Certificate of deposits	966,181	3,558	0.74%	2,641,070	11,846	0.90%
Total retail deposits	4,603,174	11,825	0.52%	5,872,341	21,876	0.75%
Government deposits
Demand deposits	138,795	254	0.37%	106,619	220	0.42%
Savings deposits	255,489	609	0.48%	238,581	479	0.40%
Certificate of deposits	339,405	508	0.30%	442,347	1,151	0.52%
Total government deposits	733,689	1,371	0.38%	787,547	1,850	0.47%
Wholesale deposits	1,677	31	3.76%	77,921	1,930	4.99%
Total deposits	5,338,540	13,227	0.50%	6,737,809	25,656	0.77%
FHLB advances	993,746	1,134	0.23%	3,002,764	48,332	3.25%
Other	248,208	3,277	2.66%	248,098	3,295	2.68%
Total interest-bearing liabilities	6,580,494	17,638	0.54%	9,988,671	77,283	1.56%
Other liabilities (2)	1,553,468			2,129,503
Stockholders' equity	1,413,192			1,206,563
Total liabilities and stockholder's equity	$9,547,154			$13,324,737
Net interest-earning assets	$1,519,248			$1,702,799
Net interest income		$120,626			$102,764
Interest rate spread (3)			2.87%			1.52%
Net interest margin (4)			2.97%			1.75%
Ratio of average interest-earning assets to interest-bearing liabilities			123.1%			117.0%

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

(3)	Interest rate spread is the difference between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Efficiency ratio (adjusted)
Net interest income (a)	$62,425	$58,201	$47,096	$120,626	$102,764
Noninterest income (b)	102,484	74,953	219,959	177,436	404,902
Less provisions:
Representation and warranty reserve - change in estimate	5,226	(1,672)	28,940	3,554	46,336
Significant one-time items:
Net impairment loss recognized through earnings	—	—	8,789	—	8,789
Other noninterest income	—	21,056	(36,854)	21,056	(36,854)
Adjusted income (c)	$170,135	$152,538	$267,930	$322,672	$525,937
Noninterest expense (d)	$121,353	$139,252	$174,397	$260,605	$370,986
Significant one-time items:
Legal and professional expense	—	—	10,000	—	10,000
Adjusted noninterest expense (e)	$121,353	$139,252	$184,397	$260,605	$380,986
Efficiency ratio (d/(a+b))	73.6%	104.6%	65.3%	87.4%	73.1%
Efficiency ratio (adjusted) (e/c)	71.3%	91.3%	68.8%	80.8%	72.4%

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$151,741	$141,825	$182,321	$344,318
Tier 1 capital (1)	1,188,936	1,139,810	1,257,608	1,390,582
Allowance for loan losses	306,000	307,000	207,000	243,000
Tier 1 capital + allowance for loan losses	$1,494,936	$1,446,810	$1,464,608	$1,633,582
Non-performing assets / Tier 1 capital + allowance for loan losses	10.2%	9.8%	12.4%	21.1%

Mortgage servicing rights to Tier 1 capital ratio	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Mortgage servicing rights	$289,185	$320,231	$284,678	$729,019
Tier 1 capital (to adjusted total assets) (1)	1,188,936	1,139,810	1,257,608	1,390,582
Mortgage servicing rights to Tier 1 capital ratio	24.3%	28.1%	22.6%	52.4%

(1)	Represents Tier 1 capital for Bank.

The Bank currently calculates risk-based capital ratios under guidelines adopted by the OCC based on the 1988 Capital Accord ("Basel I") of the Basel Committee on Banking Supervision (the "Basel Committee"). In December 2010, the Basel Committee released its final framework for Basel III, which will strengthen international capital and liquidity regulations. When fully phased-in, Basel III will increase capital requirements through higher minimum capital levels as well as through increases in risk-weights for certain exposures. Additionally, the final Basel III rules place greater emphasis on common equity. In October 2013, the OCC and Federal Reserve released final rules detailing the U.S. implementation of Basel III and the application of the risk-based and leverage capital rules to top-tier savings and loan holding companies. The Company will begin transitioning to the Basel III framework in January 2015 subject to a phase-in period extending through January 2019. The Company is currently evaluating the impact of the final Basel III rules. Accordingly, the calculations provided below are estimates.

June 30, 2014	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets) (1)
Flagstar Bank (the Bank)
Regulatory capital – Basel I to Basel III (fully phased-in) (2)
Basel I capital	$1,188,936	$1,188,936
Increased deductions related to deferred tax assets, mortgage servicing assets, and other capital components	(154,900)	(154,900)
Basel III (fully phased-in) capital (2)	$1,034,036	$1,034,036
Risk-weighted assets – Basel I to Basel III (fully phased-in) (2)
Basel I assets	$5,006,897	$9,493,531
Net change in assets	83,669	(453,242)
Basel III (fully phased-in) assets (2)	$5,090,566	$9,040,289
Capital ratios
Basel I (3)	23.75%	12.52%
Basel III (fully phased-in) (2)	20.31%	11.44%

(1)	The definition of total assets used in the calculation of the Tier 1 Leverage ratio changed from ending total assets under Basel I to quarterly average total assets under Basel III.

(2)	Basel III information is considered estimated and not final at this time as the Basel III rules continue to be subject to interpretation by U.S. Banking Regulators.

(3)	The Bank is currently subject to the requirements of Basel I.